File No. 333-48207
                            U.S.$1,000,000,000
                    GENERAL MOTORS ACCEPTANCE CORPORATION
                              SMARTNOTES(SM)
           DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

     General Motors Acceptance Corporation (the "Company") may offer from time to time its SmartNotes(sm) Due from Nine Months to Thirty Years from Date of Issue (the "Notes"). The Notes offered by this Prospectus will be limited to up to $1,000,000,000 aggregate of the initial offering price. The Notes will be offered at varying maturities due from nine months to thirty years from the date of issue (the "Issue Date"), as selected by the purchaser and agreed to by the Company. Unless otherwise described herein, the interest rate, issue price, stated maturity, interest payment dates, whether the Notes are subject to redemption at the option of the Company or replacement at the option of the holder prior to the maturity date thereof (as further defined herein, the "Maturity Date") and certain other terms (including, if applicable, a Survivor's Option (as such term is defined in "Repayment Upon Death")) with respect to each Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus (a "Pricing Supplement"). Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued only in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. See "Description of Notes." The Notes are unsecured and unsubordinated obligations of the Company and will rate equally and ratably with all other unsecured and unsubordinated indebtedness of the Company (other than obligations preferred by mandatory provisions of law).

Pricing Supplement No. 6                        Trade Date:    4/30/98
(To Prospectus dated March 25, 1998)            Issue Date:    5/5/98

The date of this Pricing Supplement is April 30, 1998

    CUSIP     Stated
     or       Interest              Price to
Common Code   Rate       Maturity   Public 1    Reallowance
-----------   --------   --------   --------   -----------
 37042 FTE8   5.800%     5/15/01    100%       .0450%
 37042 FTF5   6.000%     5/15/03    100%       .0750%
 37042 FTG3   6.100%     5/15/08    100%       .1100%
 37042 F2D9   6.625%     5/15/13    100%       .1600%


Payment         Survivor's           Subject to Redemption
Frequency       Option       Yes/No  Date and terms of redemption
---------       ----------   ------------------------------------
Semi-Annual     Yes          No
Semi-Annual     Yes          No
Monthly         Yes          No
Semi-Annual     Yes          Yes      Callable at 100% on 5/15/01 and
                                      every coupon date thereafter


1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.

     The interest rate on each Note will be a fixed rate established by the Company at the Issue Date of such Note, which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable upon the Maturity Date. See "Description of Notes."

     The Notes may be issued in whole or in part in the form of one or more global Notes to be deposited with or on behalf of The Depository Trust Company ("DTC") or other depositary (DTC or such other depositary as is specified in the applicable Pricing Supplement is herein referred to as the "Depositary") and registered in the name of the Depositary's nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and, with respect to the beneficial owners' interests, by the Depositary's participants, including the U.S. Depositaries for Cedel Bank and Euroclear. Notes will not be issuable as certificated Notes except under the limited circumstances described herein. See "Description of Notes-Book Entry, Delivery and Form."

     The Interest Payment Dates for a Note that provides for monthly interest payments shall be the fifteenth day of each calendar month (or the next Business Day), commencing in the calendar month that next succeeds the month in which the Note is issued. In the case of a Note that provides for quarterly interest payments, the Interest Payment Dates shall be the fifteenth day of every third month (or the next Business Day), commencing in the third succeeding calendar month following the month in which the Note is issued. In the case of a Note that provides for semi-annual interest payments, the Interest Payment Dates shall be the fifteenth day of enery sixth month (or the next Business Day), commencing in the sixth succeeding calendar month following the month in which the Note is issued. In the case of a Note that provides for annual interest payments, the Interest Payment Date shall be the fifteenth day of every twelfth month (or the next Business
Day), commencing in the twelfth succeeding calendar month following the month in which the Note is issued. The Regular Record Date with respect to any Interest Payment Date shall be the first day of the calendar month in which such Interest Payment Date occurs, except that the Regular Record Date with respect to the final Interest Payment Date shall be the final Interest Payment Date.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PRICING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================
          PRICE TO       AGENTS' DISCOUNTS         PROCEEDS TO
          PUBLIC (1)(2)  AND CONCESSIONS (2)       COMPANY (2)(3)

Per Note  100.00%        .20% - 2.50%              97.50% - 99.80%
Total $1,000,000,000   $2,000,000-$25,000,000   $975,000,000-998,000,000
========================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2) The concession payable (the "Concession") for each Note sold through ABN AMRO Incorporated (the "Purchasing Agent") will be computed based upon the non-discounted price paid by the public (the "Price to Public") for such Note and will depend on such Note's Maturity Date. The Company has agreed to indemnify each of the agents listed below (the "Agents") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(3) Before deducting expenses payable by the Company estimated at $500,000.

(SM) Service Mark of General Motors Acceptance Corporation

     The Notes are being offered on a continuous basis for sale by the Company through one or more of the Agents listed below and each of the Agents has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. The Agents have advised the Company that they may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the Notes has been established. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent that solicits any offer may reject such offer in whole or in part. See "Plan of Distribution."

                           __________________

             ABN AMRO INCORPORATED

                  A.G. EDWARDS & SONS, INC.

                        EDWARD D. JONES & CO., L.P.

                              FIDELITY CAPITAL MARKETS

                                     PRUDENTIAL SECURITIES INCORPORATED

                                           SALOMON SMITH BARNEY

                           March 25, 1998